Exhibit 23.4

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to (1) the reference to our name (including under the heading “Experts”) and description of our role in the valuation process of any properties of Jones Lang LaSalle Income Property Trust, Inc. (the “Company”) in the Company's Registration Statement on Form S-11 (Commission File No. 333-222533), and the prospectus included therein (the “Prospectus”), (2) the disclosures on pages 126 and 127 of the Prospectus, and (3) page one of Supplement 1 that the amounts presented in the line item “Real estate investments” represents the sum of the estimated values of the Company's properties we have provided to the Company, as of the date presented.

/s/ RERC, LLC
RERC, LLC
Houston, Texas
April 3, 2019